Exhibit 4.08

SEVENTH AMENDMENT

TO THE

SEARS 401(K) SAVINGS PLAN

Pursuant to the authority reserved to the Company in subsection 14.1 of the Plan, the Plan is hereby amended in the following respects, effective June 1, 2004:

1. Subsection 5.5 of the Plan is hereby revised to read as follows:

5.5 Allocation of Employer Contribution Among Participants. Subject to the terms and conditions of the Plan, including paragraph 7.3(b), the Employer Contribution for a Plan Year will be allocated among and credited to the Accounts of Participants who made Pre-Tax Contributions during such Plan Year and who either

(a) were in the employ of the Employers and Related Companies on December 31 of such Plan Year and who have attained the "Match Eligibility Date"; or

b) terminated employment with all Employers and Related Companies on or after attainment of age 55 and completion of 10 or more years of continuous service with the Employers, measured from the service date shown on the last Employer's payroll records, provided that the Company, by written action of the Benefits Executive, may deem the requirement of paragraph (a) above to have been satisfied for a Plan Year in the case of Participants who are employed by an Employer or a business unit that, in such Plan Year, is sold to, or merged or combined with, another entity, or otherwise disposed of in a business transaction, and whose employment is terminated because of such transaction, as determined by such Benefits Executive in his sole discretion; and, further provided, that the requirement of paragraph (a) above is hereby deemed satisfied for the 2004 Plan Year in the case of (i) Participants who are Information Technology Employees and who are offered and accept a job with Computer Sciences Corporation entered into June 1, 2004 and (ii) Participants who are part of any other group of employees who are offered and accept a job with any third party purchased services provider  after June 1, 2004 and during the 2004 Plan Year.

IN WITNESS WHEREOF, the undersigned has executed this document this _____ day of June, 2004.